Exhibit 99.1

NEWS	Contact: Amie D'Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV Reports Fourth quarter and Full-Year 2024 eARNINGS

•
Fourth quarter net income of $160 million, or $0.41 per diluted share
•
Fourth quarter Adjusted EBITDA* of $302 million
•
Fourth quarter cash flows from operations of $591 million and Free Cash Flow* of $473 million
•
Fourth quarter capital equipment orders of $757 million, representing a book-to-bill of 121%
•
Returned $141 million to shareholders during the fourth quarter

•
Full-year net income of $635 million, or $1.60 per diluted share
•
Full-year Adjusted EBITDA* of $1.11 billion
•
Full-year cash flows from operations of $1.30 billion and Free Cash Flow* of $953 million
•
Full-year capital equipment orders of $2.75 billion, representing a book-to-bill of 122%
•
Returned $337 million to shareholders during the year

* Free Cash Flow, Excess Free Cash Flow and Adjusted EBITDA are non-GAAP measures, see “Non-GAAP Financial Measures,” “Reconciliation of Cash Flows from Operating Activities to Free Cash Flow and Excess Free Cash Flow,” and “Reconciliation of Net Income to Adjusted EBITDA” below.

HOUSTON, TX, February 4, 2025 — NOV Inc. (NYSE: NOV) today reported fourth quarter 2024 revenues of $2.31 billion, a decrease of one percent compared to the fourth quarter of 2023. Net income decreased $438 million, or $1.10 per diluted share, year-over-year from $598 million, which included the release of valuation allowances on deferred tax assets of $485 million. Operating profit increased 29 percent to $207 million, or 9.0 percent of sales. The Company recorded $7 million in pre-tax charges within Other Items (see Corporate Information for additional details). Adjusted EBITDA increased three percent year-over-year to $302 million, or 13.1 percent of sales.

Revenues for the full-year 2024 were $8.87 billion, an increase of $287 million from 2023. Net income for the full-year 2024 was $635 million, a decrease of $358 million from $993 million in 2023, which included the release of valuation allowances on deferred tax assets of $485 million. Operating profit increased 35 percent to $876 million, or 9.9 percent of sales for the full-year 2024. Adjusted EBITDA increased 11 percent to $1.11 billion or 12.5 percent of sales for the full-year 2024.

“NOV’s fourth quarter rounded out a solid year during which we grew backlog and revenue, improved profitability, and generated substantial amounts of cash flow,” stated Clay Williams, Chairman, President and CEO. “Full-year revenues improved three percent with 38 percent Adjusted EBITDA flow through, and fully-diluted earnings were $1.60 per share. Our longer-cycle capital equipment businesses increased backlog by seven percent, driven by strong offshore production related demand, while market share gains from new, higher margin technologies and services continue to drive growth and improve profitability.

“Higher levels of profitability combined with normalization of the global supply chain and working capital enabled us to convert 86 percent of our Adjusted EBITDA into Free Cash Flow, and allowed us to increase our cash balance by $414 million and return $337 million in cash to our shareholders, or 41 percent of our Excess Free Cash Flow*. We remain committed to returning at least 50 percent of our Excess Free Cash Flow on an annual basis and expect to achieve that threshold for 2024 via a supplemental dividend in the first half of 2025.

“For 2025, we expect a more challenging macro environment and geopolitical uncertainties to result in flat-to-lower global industry activity. However, we expect that NOV’s growing backlog of higher margin offshore production-related capital equipment, along with continued market adoption of its new technologies, will enable NOV to continue to improve profitability and generate healthy levels of cash flow through the year.”

Energy Products and Services

Energy Products and Services generated revenues of $1.06 billion in the fourth quarter of 2024, a decrease of one percent from the fourth quarter of 2023. Operating profit increased $18 million from the prior year to $112 million, or 10.6 percent of sales, and included $3 million in Other Items. Adjusted EBITDA decreased $20 million from the prior year to $173 million, or 16.3 percent of sales. The decrease in revenue and Adjusted EBITDA was primarily due to lower levels of global drilling activity, but this was partially offset by growing adoption of the Company’s new technologically advanced product offerings.

Energy Equipment

Energy Equipment generated revenues of $1.29 billion in the fourth quarter of 2024, a decrease of one percent from the fourth quarter of 2023. The decline in revenue was due primarily to the divestiture of the Company’s Pole Products business in early 2024 and lower revenue from aftermarket support; however, this was mostly offset by higher revenue from the segment's growing backlog. Operating profit increased $31 million from the prior year to $152 million, or 11.8 percent of sales, and included $4 million in Other Items. Adjusted EBITDA increased $38 million from the prior year to $185 million, or 14.4 percent of sales. Profitability improved due to strong execution on higher margin projects from the segment’s backlog.

New orders booked during the quarter totaled $757 million, representing a book-to-bill of 121 percent when compared to the $628 million shipped from backlog. As of December 31, 2024, backlog for capital equipment orders for Energy Equipment was $4.43 billion, an increase of $279 million from the fourth quarter of 2023.

First Quarter 2025 Outlook

The Company is providing financial guidance for the first quarter of 2025. Guidance is based on current outlook and plans and is subject to a number of known and unknown uncertainties and risks and constitutes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 as further described under the Cautionary Statement below. Actual results may differ materially from the guidance set forth below.

For the first quarter of 2025 management expects year-over-year consolidated revenues to be down one to three percent with Adjusted EBITDA between $235 million and $265 million.

Corporate Information

NOV repurchased 7.5 million shares of common stock for $112 million during the fourth quarter. For the full year, the Company repurchased 14.2 million shares of common stock for an aggregate amount of $229 million. Including dividends, NOV returned $337 million in capital to shareholders during 2024. The Company expects to return at least 50 percent of Excess Free Cash Flow (defined as cash flows from operations less capital expenditures and other investments, including acquisitions and divestitures) through a combination of steady, quarterly base dividends, opportunistic stock buybacks, and a supplemental dividend to true-up returns to shareholders on an annual basis.

During the fourth quarter of 2024, NOV recorded $7 million in Other Items, primarily related to severance and facility closure costs (see Reconciliation of Net Income to Adjusted EBITDA).

As of December 31, 2024, the Company had total debt of $1.74 billion, with $1.50 billion available on its primary revolving credit facility, and $1.23 billion in cash and cash equivalents.

Significant Achievements

NOV secured multiple orders for advanced gas processing and water treatment equipment packages on three newbuild floating production storage and offloading (FPSO) units destined for operations in Brazil and West Africa. The scope of work includes technologies and modules for natural gas dehydration, CO2 handling, and produced water treatment. NOV was also awarded a contract to deliver newbuild gas processing modules for the redeployment of an FPSO that will be operated in Turkey. The orders reflect NOV’s strong reputation and position in the offshore production equipment market.

NOV secured a contract to supply a drilling equipment package for a new jack-up rig to be built in Saudi Arabia. The package includes complete topside equipment, structures, drilling machinery, pipe handling, mud processing, and drilling controls, as well as the blowout preventer (BOP) and BOP control system. This award highlights NOV’s extensive experience in delivering complex drilling equipment packages, having successfully delivered more than 220 newbuild jack-up packages to the market over the last 15 years.

NOV was awarded a contract to supply an offshore mooring and injection system for a pioneering Carbon Capture and Storage project offshore Denmark. This project aims to safely and permanently store CO2 in depleted Danish North Sea reservoirs. Leveraging NOV’s extensive expertise in gas and fluid transfer, the offshore injection system will enable direct injection of CO2 from transport vessels to the reservoir. This project represents the first application of NOV technology to offshore CO2 injection and exemplifies the Company’s ability to serve as a critical supplier for advanced carbon capture projects.

NOV secured a contract to deliver Monoethylene Glycol (MEG) recovery and solids separation systems for a large-scale gas treatment facility in the Middle East. The MEG system will enable efficient recovery of hydrate inhibitors used to support production flowline integrity while the proprietary solids separation technology will remove production-related contaminants, thereby enhancing field productivity and operational efficiency. This award highlights NOV’s leadership in delivering innovative production solutions for use in demanding environments.

NOV secured contracts to supply its Bondstrand™ 2400-10C-ECP01 glass-reinforced epoxy (GRE) piping for the critical ballast piping systems across a major energy company’s Liquified Natural Gas (LNG) fleet expansion program. This includes 12 vessels, all of which will use the same innovative design. The order reflects NOV’s expertise in providing advanced composite solutions that enhance the performance and reliability of vessels, positioning the brand as a preferred partner among global LNG carriers.

NOV’s Max™ digital solutions continued to gain traction, with its Max Completions™ monitoring solution supporting frac operations for major operators in the Williston, Eagleford, and Haynesville Basins during the quarter, utilizing Remote Frac Monitoring (RFM) and frac valve positioning sensors to provide real-time well state information and operational visibility. Additionally, NOV secured initial deployments of its new Max Production™ optimization platform, which will leverage predictive analytics to optimize well performance and boost production efficiency. These milestones demonstrate NOV’s ability to deliver value with advanced digital technologies across completion and production operations.

NOV signed a tri-party Memorandum of Understanding (MoU) with the leading operator and a leading drilling contractor in Malaysia to accelerate the implementation of energy-efficient rig technologies, automation, and robotics solutions. The collaboration focuses on deploying NOV’s NOVOS™ automation system and robotics technology on the contractor’s rigs in Malaysia. The operator will provide strategic guidance and scalable opportunities, while the contractor will oversee system deployment and integration, and NOV will deliver the technology, technical support, and training for its advanced robotics and automation technologies that drive operational efficiencies and improve safety.

NOV has been awarded a contract to supply its proprietary static mixer heat transfer technology for a global chemical company’s polyethylene production project. This advanced technology significantly enhances heat exchanger efficiency across a range of applications. This award marks a continuation of a 20-year partnership, during which NOV has delivered a cumulative total of 50 miles of heat transfer inserts to support the customer’s polyethylene production projects.

NOV secured orders for three bespoke Arctic Mast coiled tubing units which will be deployed on the North Slope of Alaska. These orders were the result of months of detailed engineering and collaboration between the service company and NOV. Additionally, NOV delivered five coiled tubing spreads to a multinational well service company. These projects reflect NOV’s leadership in high-specification coiled tubing equipment.

NOV’s Fiber Glass Systems business unit secured multiple project awards from a major engineering, procurement, and construction company for the expansion of a large semiconductor fabrication site. This facility already uses a wide range of NOV’s composite pipes, fittings, and custom fiber-reinforced plastic equipment, including 40 dual laminate composite tanks and vessels NOV manufactured for the project in 2024. The additional awards signify NOV’s position as a trusted supplier of composite solutions for critical applications in the semiconductor industry.

NOV’s 3-1/8” TerraPULSE™ Agitator™ tool was successfully deployed for the first time in Saudi Arabia, marking a significant milestone in the global application of NOV’s unconventional resource and extended lateral-focused technologies. The TerraPULSE tool was run on 2-3/8” coiled tubing in conjunction with a milling bottom hole assembly (BHA) to efficiently mill out 67 composite frac plugs in a 10,000-foot horizontal lateral. Initially developed for the North American unconventional market, this deployment highlights NOV’s ability to deliver enhanced performance in international unconventional developments, further expanding the global reach of its advanced technology solutions.

NOV secured significant awards for Managed Pressure Drilling (MPD) equipment from two major independent offshore drilling contractors. These awards include the delivery of two RGH™ (Riser Gas Handling) systems, designed to safely divert wellbore flow away from the rig floor, enhancing safety and operational efficiency. The initial systems will operate in the Gulf of Mexico. Additionally, NOV was awarded a contract for its advanced offshore MPD system, featuring an integrated riser joint, spare umbilical, and umbilical termination head. This system will support the client’s first MPD well.

Fourth Quarter Earnings Conference Call

NOV will hold a conference call to discuss its fourth quarter 2024 results on February 5, 2025 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Additionally, Free Cash Flow and Excess Free Cash Flow do not represent the Company’s residual cash flow available for discretionary expenditures, as the calculation of these measures does not account for certain debt service requirements or other non-discretionary expenditures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

This press release contains certain forward-looking non-GAAP financial measures, including Adjusted EBITDA. The Company has not provided a reconciliation of projected Adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income, such as other income (expense), which includes fluctuations in foreign currencies. As such, a reconciliation of projected net income to projected Adjusted EBITDA is not available without unreasonable effort. The actual amount of other income (expense), provision (benefit) for income taxes, equity income (loss) in unconsolidated affiliates, depreciation and amortization, and other amounts excluded from Adjusted EBITDA could have a significant impact on net income.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements typically are identified by use of terms such as “may,” “believe,” “plan,” “will,” “expect,” “anticipate,” “estimate,” “should,” “forecast,” and similar words, although some forward-looking statements are expressed differently. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Amie D'Ambrosio

Director, Investor Relations

(713) 375-3826

Amie.DAmbrosio@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2024	2023	2024	2024	2023
Revenue:
Energy Products and Services	$1,060	$1,073	$1,003	$4,130	$4,077
Energy Equipment	1,287	1,305	1,219	4,888	4,669
Eliminations	(39)	(35)	(31)	(148)	(163)
Total revenue	2,308	2,343	2,191	8,870	8,583
Gross profit	493	497	469	2,010	1,833
Gross profit %	21.4%	21.2%	21.4%	22.7%	21.4%

Selling, general, and administrative	286	336	275	1,134	1,182
Operating profit	207	161	194	876	651
Interest Expense, net	(13)	(16)	(10)	(53)	(60)
Equity income (loss) in unconsolidated affiliates	(1)	18	—	36	119
Other income (expense), net	6	(28)	(10)	(28)	(98)
Income before income taxes	199	135	174	831	612
Provision (benefit) for income taxes	38	(460)	44	196	(373)
Net income	161	595	130	635	985
Net income (loss) attributable to noncontrolling interests	1	(3)	—	—	(8)
Net income attributable to Company	$160	$598	$130	$635	$993
Per share data:
Basic	$0.41	$1.52	$0.33	$1.62	$2.53
Diluted	$0.41	$1.51	$0.33	$1.60	$2.50
Weighted average shares outstanding:
Basic	388	393	392	392	393
Diluted	390	397	395	396	397

NOV INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,230	$816
Receivables, net	1,819	1,905
Inventories, net	1,932	2,151
Contract assets	577	739
Other current assets	212	229
Total current assets	5,770	5,840

Property, plant and equipment, net	1,922	1,865
Lease right-of-use assets	549	544
Goodwill and intangibles, net	2,138	2,012
Other assets	982	1,033
Total assets	$11,361	$11,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$837	$904
Accrued liabilities	861	870
Contract liabilities	492	532
Current portion of lease liabilities	102	94
Current portion of long-term debt	37	13
Accrued income taxes	18	22
Total current liabilities	2,347	2,435

Long-term debt	1,703	1,712
Lease liabilities	544	558
Other liabilities	339	347
Total liabilities	4,933	5,052

Total stockholders’ equity	6,428	6,242
Total liabilities and stockholders’ equity	$11,361	$11,294

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended	Years Ended
	December 31,	December 31,
	2024	2024	2023
Cash flows from operating activities:
Net income	$161	$635	$985
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88	343	302
Deferred income taxes	(4)	49	(489)
Working capital, net	304	215	(584)
Other operating items, net	42	62	(71)
Net cash provided by operating activities	591	1,304	143

Cash flows from investing activities:
Purchases of property, plant and equipment	(118)	(351)	(283)
Business acquisitions, net of cash acquired	(46)	(298)	(22)
Business divestitures, net of cash disposed	—	176	—
Other	1	2	12
Net cash used in investing activities	(163)	(471)	(293)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	1	420	184
Payments against lines of credit and other debt	(9)	(431)	(192)
Cash dividends paid	(29)	(108)	(79)
Share repurchases	(112)	(229)	—
Other	(22)	(58)	(16)
Net cash used in financing activities	(171)	(406)	(103)
Effect of exchange rates on cash	(12)	(13)	—
Increase (decrease) in cash and cash equivalents	245	414	(253)
Cash and cash equivalents, beginning of period	985	816	1,069
Cash and cash equivalents, end of period	$1,230	$1,230	$816

NOV INC.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW AND EXCESS FREE CASH FLOW (Unaudited)

(In millions)

Presented below is a reconciliation of cash flows from operating activities to “Free Cash Flow” and "Excess Free Cash Flow". The Company defines Free Cash Flow as cash flows from operating activities less purchases of property, plant and equipment, or “capital expenditures” and Excess Free Cash Flow as cash flows from operations less capital expenditures and other investments, including acquisitions and divestitures. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Free Cash Flow and Excess Free Cash Flow are not intended to replace GAAP financial measures.

	Three Months Ended	Years Ended
	December 31,	December 31,
	2024	2024	2023

Total cash flows provided by operating activities	$591	$1,304	$143
Capital expenditures	(118)	(351)	(283)
Free Cash Flow	$473	$953	$(140)
Business acquisitions, net of cash acquired	(46)	(298)	(22)
Business divestitures, net of cash disposed	—	176	—
Excess Free Cash Flow	$427	$831	$(162)

NOV INC.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, Other Items. Adjusted EBITDA % is a ratio showing Adjusted EBITDA as a percentage of sales. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted EBITDA and Adjusted EBITDA % are not intended to replace GAAP financial measures, such as Net Income and Operating Profit %. Other Items include gain on business divestiture, impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2024	2023	2024	2024	2023
Operating profit:
Energy Products and Services	$112	$94	$114	$475	$507
Energy Equipment	152	121	129	608	371
Eliminations and corporate costs	(57)	(54)	(49)	(207)	(227)
Total operating profit	$207	$161	$194	$876	$651

Operating profit %:
Energy Products and Services	10.6%	8.8%	11.4%	11.5%	12.4%
Energy Equipment	11.8%	9.3%	10.6%	12.4%	7.9%
Eliminations and corporate costs	—	—	—	—	—
Total operating profit %	9.0%	6.9%	8.9%	9.9%	7.6%

Other Items, net:
Energy Products and Services	$3	$50	$3	$7	$53
Energy Equipment	4	(1)	1	(118)	(14)
Corporate	—	6	1	2	12
Total other items	$7	$55	$5	$(109)	$51

(Gain)/loss on sales of fixed assets
Energy Products and Services	$—	$1	$1	$—	$(1)
Energy Equipment	—	(1)	—	—	(4)
Corporate	—	1	—	—	2
Total (gain)/loss on sales of fixed assets	$—	$1	$1	$—	$(3)

Depreciation & amortization:
Energy Products and Services	$58	$48	$54	$221	$183
Energy Equipment	29	28	29	115	111
Corporate	1	1	3	7	8
Total depreciation & amortization	$88	$77	$86	$343	$302

Adjusted EBITDA:
Energy Products and Services	$173	$193	$172	$703	$742
Energy Equipment	185	147	159	605	464
Eliminations and corporate costs	(56)	(46)	(45)	(198)	(205)
Total Adjusted EBITDA	$302	$294	$286	$1,110	$1,001

Adjusted EBITDA %:
Energy Products and Services	16.3%	18.0%	17.1%	17.0%	18.2%
Energy Equipment	14.4%	11.3%	13.0%	12.4%	9.9%
Eliminations and corporate costs	—	—	—	—	—
Total Adjusted EBITDA %	13.1%	12.5%	13.1%	12.5%	11.7%

Reconciliation of Adjusted EBITDA:
GAAP net income attributable to Company	$160	$598	$130	$635	$993
Noncontrolling interests	1	(3)	—	—	(8)
Provision (benefit) for income taxes	38	(460)	44	196	(373)
Interest expense	24	23	21	91	88
Interest income	(11)	(7)	(11)	(38)	(28)
Equity (income) loss in unconsolidated affiliates	1	(18)	—	(36)	(119)
Other (income) expense, net	(6)	28	10	28	98
(Gain)/loss on sales of fixed assets	—	1	1	—	(3)
Depreciation and amortization	88	77	86	343	302
Other Items, net:	7	55	5	(109)	51
Total Adjusted EBITDA	$302	$294	$286	$1,110	$1,001